UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2026

Commission File No. 001-12257

MERCURY GENERAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

California	95-2211612
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4484 Wilshire Boulevard
Los Angeles, California	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 937-1060

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	MCY	New York Stock Exchange
Common Stock	MCY	New York Stock Exchange Texas

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Agreement.

Second Amended and Restated Credit Agreement

On June 24, 2026 (the “Closing Date”), Mercury General Corporation (the “Company”) entered into a Second Amended and Restated Credit Agreement with the lenders named therein, Bank of America, N.A., as administrative agent, and the other parties party thereto (the “Second A&R Credit Agreement”). The Second A&R Credit Agreement provides for a five-year, $250.0 million unsecured revolving credit facility (the “Revolving Facility”) and replaces the Company’s existing Amended and Restated Credit Agreement dated as of March 31, 2021, among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent. The Revolving Facility matures on June 24, 2031, and the proceeds of any borrowings under the Revolving Facility may be used for general corporate purposes.

Borrowings under the Revolving Facility will bear interest at a fluctuating rate per annum equal to, at the Company’s option, Base Rate (as defined in the Second A&R Credit Agreement) or Term SOFR (as defined in the Second A&R Credit Agreement), in each case, plus an applicable margin that is calculated based on the Company’s Debt to Capital Ratio (defined as consolidated debt to consolidated shareholders’ equity plus consolidated debt) from time to time and ranges from 1.00% to 1.50% in the case of loans accruing interest based on Term SOFR and from 0.00% to 0.50% in the case of loans accruing interest based on Base Rate (it being understood that Term SOFR as defined can be no lower than 0.00% and Base Rate as defined can be no lower than 1.00%). In addition, the Company has agreed to pay to the lenders under the Second A&R Credit Agreement certain customary fees, including a commitment fee on the actual daily unused portion of the revolving commitments under the Revolving Facility, which ranges from 0.10% to 0.225% based on the Company’s Debt to Capital Ratio from time to time.

The Second A&R Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default customary for unsecured financings of this type. The Second A&R Credit Agreement also contains the following financial covenants, in each case tested on a quarterly basis: (i) consolidated shareholders’ equity shall not be less than an amount equal to the sum of (a) $1,550.0 million plus (b) 25% of positive consolidated net income earned in each calendar year (commencing with the calendar year ending December 31, 2026), (ii) the Debt to Capital Ratio shall not exceed 35%, and (iii) the Risk Based Capital Ratio (defined as the “Total Adjusted Capital” (calculated in accordance with the accounting practices prescribed or permitted by the National Association of Insurance Commissioners) to the Company Action Level (as defined in the Second A&R Credit Agreement)) of certain material insurance subsidiaries shall be no less than 150%.

The foregoing description of the Second A&R Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Second A&R Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information included in Item 1.01 above is incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1*	Second Amended and Restated Credit Agreement dated as of June 24, 2026, by and among Mercury General Corporation, Bank of America, N.A., as administrative agent, and the other lenders and parties party thereto.

104	Cover Page Interactive Data File (formatted as inline XBRL)

*

Exhibits and/or schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2026		MERCURY GENERAL CORPORATION

	By:	/s/ Theodore Stalick
	Name:	Theodore Stalick
	Its:	Chief Financial Officer